Exhibit 99.1

SCIENTIFIC GAMES BOARD OF DIRECTORS ELECTED KNEELAND C. YOUNGBLOOD AS DIRECTOR

LAS VEGAS – August 3, 2018 – The Board of Directors of Scientific Games Corporation (NASDAQ: SGMS) (“Scientific Games” or the “Company”) elected Kneeland C. Youngblood as a director of the Company effective August 1, 2018. Youngblood will serve on the compensation committee and compliance committee of the Board.

Kneeland C. Youngblood is the founding partner and chairman of Pharos Capital Group, LLC, a private equity firm that invests in the healthcare and business services sectors. Youngblood also serves as director of Mallinckrodt plc, a specialty pharmaceutical company, and as a director of TPG Pace Holdings Corp. He is also a member of the Council on Foreign Relations and serves as a trustee of the Dallas Police and Fire Pension System.

“We are pleased that the Board elected Kneeland as a new director,” said Barry Cottle, chief executive officer of Scientific Games. “He brings valuable experience in business, operations and strategy to our team. We look forward to Kneeland’s contributions as we continue to drive growth in our core business and take advantage of new opportunities to engage players and bring value to our customers.”

Youngblood graduated from Princeton University in 1978 with a Bachelor of Arts and earned a doctor of medicine from the University of Texas, Southwestern Medical School in 1982.

© 2018 Scientific Games Corporation.  All Rights Reserved.

About Scientific Games

Scientific Games Corporation (NASDAQ: SGMS) is the global leader in technology-based gaming systems, table games, table products and instant games and a leader in products, services and content for gaming, lottery and interactive gaming markets. Scientific Games delivers what customers and players value most: trusted security, creative content, operating efficiencies and innovative technology. Today, we offer customers a fully integrated portfolio of technology platforms, robust systems, engaging content and unrivalled professional services. For more information, please visit www.scientificgames.com.

Company Contacts:
Investor Relations:
Scientific Games: Michael Quartieri +1 702-532-7658
Executive Vice President and Chief Financial Officer
Michael.Quartieri@scientificgames.com

Media Relations:
Scientific Games:  Susan Cartwright +1 702-532-7981
VP, Corporate Communications
susan.cartwright@scientificgames.com

Forward-Looking Statements

In this press release, Scientific Games makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “will,” “may,” “continue” and “should.” These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including those factors described in our filings with the Securities and Exchange Commission (the “SEC”), including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC on March 1, 2018 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for Scientific Games’ ongoing obligations under the U.S. federal securities laws, Scientific Games undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.